As Filed With the Securities and Exchange Commission

on June 16, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

(Address of Principal Executive Offices)

BNC BANCORP 2013 AMENDED AND RESTATED OMNIBUS STOCK INCENTIVE PLAN

(Full title of the plan)

M. Terry Turner

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

(615) 744-3700

(Name, Address, and Telephone Number of Registrant’s agent for service)

Copy to:

D. Scott Holley, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐

Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock, $1.00 par value	305,531 shares	$66.03	$20,174,211.93	$2,338.19

(1)     This Registration Statement covers the issuance of an aggregate of 305,531 shares of common stock, par value $1.00 per share (“Registrant Common Stock”), of Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Registrant”). Immediately prior to the consummation of the Merger (as defined in the Explanatory Note below), as adjusted for the exchange ratio (the “Exchange Ratio”) used in the Merger of 0.5235 shares of Registrant Common Stock for every one share of common stock, no par value (“BNC Common Stock”), of BNC Bancorp, a North Carolina corporation (“BNC”), 305,531 shares of BNC Common Stock were subject to outstanding equity-based awards or were reserved and available for issuance under the BNC Bancorp 2013 Omnibus Stock Incentive Plan, which was amended and restated effective immediately following the effective time of the Merger (as so amended and restated, the “Plan”).

(2)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)     Computed pursuant to Rule 457(h) solely for purposes of determining the registration fee, based upon an assumed price of $66.03 per share of the Registrant Common Stock, which is based on the average of the high sales price and low sales price per share of the Registrant Common Stock as reported on the Nasdaq Global Select Market on June 14, 2017.

(4)     Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

On June 16, 2017, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2017 (the “Merger Agreement”), by and among the Registrant, BNC and Blue Merger Sub, Inc., a North Carolina corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), Registrant and BNC consummated the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, effective as of 12:01 A.M. central daylight time on June 16, 2017, Merger Sub merged with and into BNC, with BNC continuing as the surviving corporation (the “Merger”), and effective as of 12:02 A.M. central daylight time on June 16, 2017, BNC merged with and into the Registrant, with the Registrant continuing as the surviving corporation.

Under the terms of the Merger Agreement, upon consummation of the Merger, each outstanding restricted share or restricted stock unit granted under the Plan on or after December 31, 2016 was assumed by the Registrant and converted into restricted share or restricted stock unit awards of the Registrant adjusted for the Exchange Ratio. In connection therewith, this Form S-8 Registration Statement (the “Registration Statement”) is registering 305,531 shares of Registrant Common Stock representing (i) the number of shares of Registrant Common Stock subject to outstanding equity-based awards as of the effective time of the Merger and (ii) the number of shares of Registrant Common Stock reserved and available for issuance under the Plan, in each case after giving effect to the Exchange Ratio.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

Information Required in the Section 10(a) Prospectus

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 27, 2017;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 9, 2017;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2017, January 23, 2017, January 23, 2017, January 24, 2017, January 27, 2017, March 9, 2017, April 6, 2017, April 19, 2017, May 2, 2017, June 2, 2017, June 13, 2017 and June 16, 2017 and the Registrant’s Current Report on Form 8-K/A filed with the Commission on May 5, 2017; and

(4)	The description of the Registrant’s Common Stock par value $1.00 per share contained in the Registrant’s

Registration Statement on Form 8-A/A filed with the Commission and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, any information that has been or will be furnished (and not filed) with the Commission is not incorporated by reference in this Registration Statement or the accompanying prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

The Registrant’s amended and restated charter, as amended, provides that it will indemnify its directors and officers to the maximum extent permitted by the TBCA. The Registrant’s bylaws provide that it shall indemnify its directors and officers that are made a party to a proceeding because they were a director or officer of the Registrant for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees) incurred in connection with the proceeding if he or she acted in a manner believed in good faith to be in or not opposed to the Registrant’s best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, the Registrant’s bylaws provide that it shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnishes the Registrant with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct that would entitle him or her to indemnification and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Under the Registrant’s bylaws, as amended, the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative of whether the director or officer met the standard of conduct required in order for him or her to be entitled to indemnification. The Registrant’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

The Registrant’s amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Registrant can also provide for greater indemnification than is provided for in the bylaws if the Registrant chooses to do so, subject to approval by its shareholders and the limitations provided in its amended and restated charter, as amended, as discussed in the subsequent paragraph.

The Registrant’s amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to the Registrant and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

The Registrant’s amended and restated charter, as amended, does not eliminate or limit the Registrant’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the Registrant’s bylaws specifically provide that the Registrant may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not the Registrant would have had the power to indemnify against such liability.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

4.1	Amended and Restated Charter of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.2	Bylaws of Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 in the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4	BNC Bancorp 2013 Amended and Restated Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 16, 2017).

5.1	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of KPMG LLP.

23.2	Consent of Crowe Horwath LLP.

23.3	Consent of Cherry Bekaert LLP.

23.4	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

Item 9.	Undertakings.

(a)     The Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on this 16th day of June, 2017.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints M. Terry Turner and Harold R. Carpenter and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ M. Terry Turner M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2017

/s/ Harold R. Carpenter Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2017

/s/ Robert A. McCabe, Jr. Robert A. McCabe, Jr.	Chairman and Director	June 16, 2017

/s/ Richard D. Callicutt II Richard D. Callicutt II	Chairman of the Carolinas and Virginia and Director	June 16, 2017

/s/ Ronald L. Samuels Ronald L. Samuels	Vice Chairman and Director	June 16, 2017

/s/ Abney S. Boxley, III Abney S. Boxley, III	Director	June 16, 2017

/s/ Charles E. Brock Charles E. Brock	Director	June 16, 2017

/s/ Renda J. Burkhart Renda J. Burkhart	Director	June 16, 2017

/s/ Gregory L. Burns Gregory L. Burns	Director	June 16, 2017

/s/ Marty G. Dickens Marty G. Dickens	Director	June 16, 2017

/s/ Thomas C. Farnsworth III Thomas C. Farnsworth III	Director	June 16, 2017

/s/ Joseph C. Galante Joseph C. Galante	Director	June 16, 2017

/s/ Glenda Baskin Glover Glenda Baskin Glover	Director	June 16, 2017

/s/ David B. Ingram David B. Ingram	Director	June 16, 2017

/s/ Ed C. Loughry, Jr. Ed C. Loughry, Jr.	Director	June 16, 2017

/s/ Gary L. Scott Gary L. Scott	Director	June 16, 2017

/s/ Thomas R. Sloan Thomas R. Sloan	Director	June 16, 2017

/s/ Reese L. Smith, III Reese L. Smith, III	Director	June 16, 2017

/s/ G. Kennedy Thompson G. Kennedy Thompson	Director	June 16, 2017

EXHIBIT INDEX

4.1	Amended and Restated Charter of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.2	Bylaws of Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 in the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4	BNC Bancorp 2013 Amended and Restated Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 16, 2017).

5.1	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of KPMG LLP.

23.2	Consent of Crowe Horwath LLP.

23.3	Consent of Cherry Bekaert LLP.

23.4	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).